Exhibit 5.1

September 7, 2012

NB Manufacturing, Inc.
80 E. Rio Salado Parkway, Suite 115
Tempe, Arizona 85281

Re:           NB Manufacturing, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to NB Manufacturing, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about September 10, 2012 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a total of 13,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), reserved for issuance under the Company’s 2012 Stock Option Plan (the “Plan”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issue of the Shares.

In our capacity as counsel to the Company in connection with the S-8 Registration Statement and the Offering, we have examined and are familiar with: (1) the Company’s Articles of Incorporation and Bylaws, each as currently in effect, (2) the Plan, (3) the S-8 Registration Statement, (4) resolutions of the board of directors of the Company relating to, among other things, the approval of the Plan, the reservation for issuance of the shares of Common Stock issuable thereunder and the filing of the Registration Statement, and (5) such other corporate records and documents and instruments as in our opinion are necessary or relevant as the basis for the opinions expressed below.

As to various questions of fact material to our opinion, we have relied without independent investigation on statements or certificates of officials and representatives of the Company, the Secretary of State of the State of Nevada and others. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other exact copies.

Subject to the foregoing and the assumptions, qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the Shares will have been duly authorized, and when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the purchasers, and have been issued by the Company against payment thereof in the circumstances contemplated by the Plan, and assuming in each case that the individual grants under the Plan are duly authorized by all necessary corporate action of the Company and duly granted and exercised in accordance with the requirements of law and the Plan (and the agreements duly adopted thereunder and in accordance therewith), and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Nevada.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ KELLER ROHRBACK, P.L.C